EXHIBIT 99.1
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Air Methods
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                                              The #1 Airborne Healthcare Company

                    Air Methods Updates Third Quarter Outlook
  FIRST TWO MONTHS IMPACTED BY HIGHER THAN ANTICIPATED MAINTENANCE EXPENSES, BAD
         DEBT RESERVE INCREASES AND LOWER THAN ANTICIPATED FLIGHT VOLUME

DENVER, CO, September 23, 2004 -- Air Methods Corporation (NASDAQ: AIRM), the world's largest air medical transportation company, provided an update of the financial results for its third quarter ending September 30, 2004.

The Company announced that its third quarter results through August were impacted by a $1.3 million increase in bad debt reserves primarily associated with changes in its historical collection rates and payer mix estimates. On a positive note, days' sales outstanding have decreased from 133 days as of March 31, 2004 to 110 days as of August 31, 2004. Bad debt reserve rates applied to current period transports have increased only slightly as compared to June 2004 transports.

The quarter-to-date period also reflects a 17.9% increase in maintenance expenses as compared with the prior year two-month period, despite only a 3.1% increase in flight volume. The percentage increase not attributed to flight volume reflects an increase of approximately $1,100,000 over the prior-year period. The increase in expense was primarily attributed to significant engine and transmission overhaul activity during the period, combined with annual inflationary adjustments in parts and overhaul costs.

Additionally, community-based transports during the month of August were 229 below budget expectations. For community bases in operation greater than one year, 360 fewer requests for service were received as compared with the prior-year month, partially attributed to unfavorable weather patterns in the Eastern States. Community-based operating bases in service greater than one year in the Northeast and Southeast regions averaged almost 10 fewer requests for service per base during August than in the prior-year period. The aggregate unfavorable budget variance attributed to the lower flight volume was approximately $1,000,000 based on average net revenue after bad debt expense per transport recorded during the period.

Although the Company has remained profitable during July and August, management anticipates the financial results for the quarter to be significantly below budgeted expectations. In light of these developments, management believes that it is highly improbable that the Company will achieve growth in its basic earnings per share for 2004.

Aaron Todd, CEO of Air Methods, stated, "We are certainly disappointed with these recent developments. While fluctuations in maintenance expenses, bad debt expense, and flight volume are inherent within our business, it is unusual to have all three variables impact us negatively at the same time."

"With the significant reduction in days' sales outstanding and relatively unchanged collection rates subsequent to June 30, 2004, we are hopeful that future adjustments will be less significant. We are also encouraged that community-based flight volumes for the first half of September have returned to


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budgeted  expectations.  Effective  September  1,  2004,  the  Company  has also adjusted its pricing structure to facilitate stronger reimbursement per transport. While these changes will not fully offset the factors discussed above, they should position the Company for better results moving forward," said Todd.

Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation,  medical  services  and technology. The Air Medical
Services Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 180 helicopters and fixed wing aircraft.

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                                AIRM(TM)
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                                NASDAQ
                                LISTED

FORWARD LOOKING STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS: Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame at The RCG Group at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.


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